Exhibit 77D

Policies with respect to security investments

The following investment policy for the PL Managed Bond
Fund was changed effective July 1, 2010 as follows:

*	The investment policy of the PL Managed Bond Fund
was amended, effective July 1, 2010, to require that the Fund invest at least 80% of its assets in debt instruments, including instruments with characteristics of debt instruments (such as derivatives).

The following investment policy for the PL Mid-Cap Equity
Fund was changed effective July 1, 2010 as follows:

*	The investment policy of the PL Mid-Cap Equity Fund
is amended, effective July 1, 2010, to require that the Fund invest at least 80% of its assets in equity securities of companies with medium market capitalizations.

The following investment policy for the PL Mid-Cap Growth
Fund was changed effective July 1, 2010 as follows:

*	The investment policy of the PL Mid-Cap Growth Fund
is amended, effective July 1, 2010, to require that the Fund invest at least 80% of its assets in securities of companies with medium market capitalizations.

The following investment policy for the PL International
Large-Cap Fund was changed effective July 1, 2010 as follows:

*	The investment policy of the PL International Large-
Cap Fund is amended, effective July 1, 2010, to require that the Fund invest at least 80% of its assets in securities of companies with large market capitalizations.

The following investment policy for the PL Real Estate Fund was changed effective July 1, 2010 as follows:

*	The investment policy of the PL Real Estate Fund is
amended, effective July 1, 2010, to require that the Fund invest at least 80% of its assets in securities of companies operating in the real estate and related industries.

The non-fundamental investment restriction for the Pacific
Life Funds was changed effective May 28, 2010 as follows:

*	The Funds may not invest in securities that are
illiquid, or in repurchase agreements maturing in more than seven days, if as a result of such investment, more than 15% of the net assets of a Fund (taken at market value at the time of such investment) would be invested in such securities, and with respect to the PL Money
Market Fund, more than 5% of the total assets of the Fund (taken at market value at the time of such investment) would be invested in such securities.